U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person

Boren                   Todd                    A.
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   (Last)               (First)                 (Middle)

250 Park Avenue South, Suite 200
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                                    (Street)

Winter Park             Florida                 32789
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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)


October 7, 2000
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

International Assets Holding Corporation - IAAC
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5 Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)


        Senior V.P. and Managing Director Private Client Group
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6. If Amendment, Date of Original (Month/Year)

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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International Assets
Holding Corporation                      3,659                        D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      7. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Security     Exer-      tion                                   of               Derivative     (I)            Ownership
   (Instr. 4)            cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
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International Assets
Holding Corp.            12/11/00*   12/11/06       7194                   2.512          D
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                         10/01/01**  10/01/08       5,995                  1.486          D
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                         12/09/02*** 12/09/09       5,450                  7.167          D
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Explanation of Responses: * 25% vests 12/11/00; 25% vests 12/11/01; 25% vests
                            12/11/02; remainder vests 12/11/03.
                         ** 20% vests 10/01/01; 20% vests 10/01/02; 20% vests
                            10/01/03; 20% vests 10/01/04; remainder vests
                            10/01/05.
                        *** 20% vests 12/09/01; 20% vests 12/09/03; 20% vests
                            12/09/04; 20% vests 12/09/05; remainder vests
                            12/09/06.


        /s/    Todd A. Boren                                    10/16/00
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.